Exhibit 10.1

May 21, 2007

Cornell Capital Partners, L.P.

101 Hudson Street, Suite 3700

Jersey City, NJ 07302

Attention:  Mark Angelo

Dear Mark:

This letter shall confirm the agreement between Open Energy Corporation (the “Company”) and Cornell Capital Partners, L.P. (“Cornell”) in connection with the series of secured convertible debentures (the “Debentures”) issued to Cornell pursuant to the securities purchase agreement between the Company and Cornell dated March 30, 2006, as amended. The Company and Cornell hereby agree to increase the ownership cap set forth in Section 3(b)(i) of each of the Debentures from 4.99% to 9.99%.

This modification shall take place as of the date first written above and the Company expressly waives any notice period that otherwise would be required pursuant to the Debentures to effectuate this increase, provided that Cornell agrees to timely file all necessary forms with the U.S. Securities and Exchange Commission as a result of this waiver. Furthermore, the Company agrees to permanently waive the conversion limitation set forth in Section 3(b)(ii) of each of the Debentures.

Except as expressly set forth above, all of the terms and conditions of the Debentures shall continue in full force and effect, and shall not be in any way changed, modified or superseded.

Sincerely,

/s/ David Saltman
David Saltman
President and Chief Executive Officer

Agreed and Accepted:

Cornell Capital Partners, L.P.

By: Yorkville Advisors, LLC,

Its: Investment Manager

By:	/s/ Mark A. Angelo
Name:	Mark A. Angelo
Title:	Managing Member